Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-89896, 33-25244, 33-87626, 333-36188 and 333-118663 on Form S-8 of our reports dated March 15, 2006 relating to the consolidated financial statements and financial statement schedule of Analysts International Corporation and subsidiaries and management's report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Analysts International Corporation and subsidiaries for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 15, 2006